Exhibit 23

To the Board of Directors

Green Star Alternative Energy, Inc.

We hereby consent to the inclusion in the foregoing Registration Statement on Form 10 Amendment number 5 of our report dated March 16, 2011, relating to the financial statements of Green Star Alternative Energy, Inc. as of December 31, 2010 and December 31, 2009.

  /s/ Anton & Chia, LLP

Newport Beach, California

June 20, 2011